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                                  EXHIBIT 11.1

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                       COMPUTATION OF EARNINGS PER SHARE
   (ALL MONEY AMOUNTS STATED IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)

                                                                                                        1996

                                                                                                Shares             Amount
Weighted average number of shares and net income applicable to common stock ......            11,287,579     $ 5,174.00

Stock Options, in equivalent shares under the treasury stock method, primary .....               292,590
                                                                                              ----------     ----------
                                                                                              11,580,169       5,174.00
                                                                                              ----------     ----------
Per share, primary ...............................................................                           $     0.45

Stock options, in equivalent shares under the treasury stock method, fully diluted                18,618
                                                                                              ----------

                                                                                              11,598,787     $ 5,174.00
                                                                                              ==========     ==========

Per share, fully diluted .........................................................                           $     0.45
                                                                                                             ==========



                                       68